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                                                                      Exhibit 12

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                          (In millions, except ratio)


Earnings:
Earnings from continuing operations before income taxes                  $1,200
Interest expense                                                            809
Amortization of debt premium and discount, net                               (4)
Portion of rents representative of an interest factor                        75
Losses and undistributed earnings of 50% and less than 50%
     owned companies, net                                                    31
                                                                         ------
Adjusted earnings from continuing operations before income taxes         $2,111
                                                                         ======
Fixed Charges:
Interest expense                                                         $  809
Capitalized interest                                                         10
Amortization of debt premium and discount, net                               (4)
Portion of rents representative of an interest factor                        75
                                                                         ------
Total fixed charges                                                      $  890
                                                                         ======
Ratio of Earnings to Fixed Charges                                          2.4
                                                                         ======